Exhibit 99.2

Renaissance Learning, Inc.

Second Quarter 2005 Earnings Release

Moderator: John Hickey

July 18, 2005

5:00 p.m. EDT

MARY MINCH, CHIEF FINANCIAL OFFICER, RENAISSANCE LEARNING:  Good afternoon.  I'm Mary Minch, Chief Financial Officer of Renaissance Learning <Company: Renaissance Learning, Inc.; Ticker: RLRN; URL: www.renlearn.com> and I'd like to welcome everyone to our Second Quarter Conference Call.  With me today are John Hickey, our Chief Executive Officer and Steve Schmidt, our Executive Vice-President.

Before beginning, I need to point out that this call may include information constituting forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding sales expectations and the introduction of new products and services.  Any such forward-looking statements may involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or could contribute to such differences include those matters disclosed in the company's Securities and Exchange Commission filings, including forms 10-K and 10-Q.

I will begin our call today with a review of the second quarter financial results and then turn it over to John, who will provide some brief comments about our operations, an update on our strategic initiatives and our perspective on some exciting new product offerings.

Second quarter revenues of $28.3 million were down 7.1 percent from second quarter 2004 revenues of $30.5 million and net income decreased 4.5 percent to $7.3 million.  On a per share basis we earned 24 cents this quarter, versus 25 cents one year ago.  Product revenues were down 9.4 percent, an improvement over the 14.8 percent decline we experienced in the first quarter.  Service revenues also showed improving trends, up 6.7 percent from the second quarter 2004, following a 4.6 percent increase in the first quarter.  The service segment of our business is showing more strength due to growth in some of our newer service offerings such as academic coaching, technical consulting and hosting revenues as well as in software support.

Total gross profit margins were 85.4 percent, down 240 basis points from last year's margins of 87.8 percent.  Product margins were down 2.9 percentage points, primarily due to the effect of sales of AlphaSmart units in the quarter.  Service gross margins were up 5.1 percentage points to 61.6 percent.  The increase can be attributed to two categories of services, our coaching services where we were ramping up our cost structure ahead of revenue recognition in the prior year, and on-site events where we have achieved some cost efficiencies in delivering those services.

Operating expenses for the second quarter were $13.1 million, down $500,000 or 3.8 percent from last year's second quarter level of $13.6 million.  The revenue decline compressed operating margins to a still healthy 39.3 percent from last year's levels of 43.3%.  Renaissance Place and technical service deferred revenue increased by more than $1 million in the quarter, as we had expected; however these increases were offset by providing professional development and other services delivered under existing contracts, causing deferred revenue in total to be flat for the period.  Despite the earnings decline, operating cash flow improved by $500,000 over the same quarter in the prior year.  Accounts receivable collections and agings remain very strong with day’s sales outstanding at just 31 days.

Cash and investments totaled $46.2 million as of June 30th, down $27.3 million from December 31st, due to the $34 million used to fund the AlphaSmart acquisition.  We also invested $2.9 million to repurchase just over 166,000 shares of stock during the quarter.  Our financial performance is trending in the right direction and we expect we will gain even more traction in the third quarter.

Now here's John to provide some further details about our operation.  John:

JOHN HICKEY, CHIEF EXECUTIVE OFFICER, RENAISSANCE LEARNING:  Thanks Mary.  The revenue decline of 7 percent is an improvement over the trailing quarter declines of 18 percent in Q4 2004, 11 percent in Q1 2005; obviously trending in the right direction.  We believe that the most challenging times are now behind us and we are happy to report that our 2005 initiatives are coming together nicely.  The initiatives and several new product offerings that we recently announced will be the key drivers toward renewed growth ahead.

The AlphaSmart acquisition was completed on June 27th.  Because the combination was finalized so late in the quarter, AlphaSmart operations did not make a substantial contribution to our second quarter results.  However, I am very pleased to report the two companies are functioning cohesively and integration plans are well underway.  We have already implemented some very extensive integration plans including the implementation of our financial system.  We expect our integration plan to result in over $2 million of annual cost savings, which will begin to accrue in the third quarter, but will initially be partially offset with some one-time costs.

The product development, engineering and sales teams are also coming together on plan.  In fact, we held a company-wide sales meeting last week to conduct extensive training and to introduce the plans for the new combined sales team.  The excitement and enthusiasm generated by the combined group was fantastic. The alignment of the teams is developing well and we are excited to report that we just hired an outstanding new sales professional as our Senior Vice-President of Sales.  Rick Carlson joins us with over 25 years of experience in sales and sales management, most recently with Motis, Inc. Rick’s dynamic personality and results-oriented outlook are a great fit with Renaissance Learning and we are looking forward to having such an experienced sales professional join our team.

We recently announced our plans for AssessmentMaster, a full-featured tested item authorizing tool, grade book, and a standards alignment solution which makes it easy for districts to align assessment items to state standards and district objectives and link test items to textbooks for other classroom materials.  AssessmentMaster is an open system, which means districts can use any assessment content without needing to change their curriculum and instructional program.  This product integrates with other Renaissance Place products in our newly announced classroom response system, so it is truly an incredible value for our customers.

The continued acceptance of the Renaissance Place platform resulted in at least one Renaissance Place product in over 6,500 school buildings, up almost 1,600 buildings from March 31, 2005.  We continue to believe we can meet our 10,000 school building goal for 2005 and we expect continued gains in the third quarter.  We believe the value proposition related to AssessmentMaster will be an added incentive for schools to adopt the Renaissance Place platform.  Our current Renaissance Place customers continue to express their satisfaction with the platform.  Although it is a little too early to provide details on renewals because the majority of our Renaissance Place subscriptions will not start until the third quarter, early customer response to our renewal reminders has been very strong and we expect nearly all our customers to renew going forward.

Our English in a Flash initiative also continues to progress nicely.  Orders for this product continue to grow and interest levels are clearly on the rise.  Once customers begin to experience the fantastic results that this new product can generate, we expect order activity to pick up even more.

Our Classroom Response System announcement, as recently shown at NECC, has been very positively received by customers.  This is an interactive, wireless response assessment system that provides real-time accountability for all students.  This product provides a breakthrough remote wireless handheld device, the Renaissance Responder, interactive real-time software, grade book, item banks, test generator, etcetera, all providing instant feedback to the teacher who immediately gets data on which students are understanding and which students need additional instruction.  The teacher can then provide individualized instruction to struggling students before they get left behind in the learning process.  The Classroom Response System uses the latest radio frequency technology, far superior to competitors' infrared technology, which needs an unobstructed line of sight to function properly.  Our product offering is also priced significantly lower than other competitive systems on the market today.

We also recently announced an alignment with Harcourt Achieve <Company: HarcourtAchieve; URL: www.harcourtachieve.com> to provide an innovative reading intervention program called Read Now with PowerUp.  This package will integrate the best of Renaissance Learning's reading progress monitoring software with an exceptional instructional intervention print materials from Harcourt Achieve's PowerUp to create the most effective and affordable program to assist middle school students whose reading skills have fallen behind.  The product will be sold by both Harcourt Achieve and our sales force, providing a broad market coverage for this product package.  And Read Now with PowerUp is again far more affordable than other reading intervention programs available today.

We are confident that these initiatives and new product offerings will drive our growth going forward.  Unfortunately, we are not getting much help from the school-funding environment.  Despite the fact that state revenues are generally improving, states are still playing catch-up on the dismal fiscal conditions of recent years and a substantial amount of any improvement in revenue they are experiencing are likely to be offset by increases in healthcare.  In fact, in a recently published fiscal survey of states, the National Governors Association noted that healthcare costs continue to squeeze state budgets with 24 states reporting Medicare shortfalls in fiscal 2005, which is up from 20 states in fiscal 2004.

So it's still a very tough environment, but as we said previously, our growth will not likely be driven by substantial improvement in the K-12 marketplace, but by our focus on providing our customers with outstanding service and our continued reinvestment in product development towards fantastic new products that have a dramatic impact on accelerating learning in the classroom.

At this point, Mary, Steve and I will be happy to answer any questions you may have.

OPERATOR:  Thank you.  Ladies and gentlemen, if you are calling as a representative of an investment firm, you are invited to ask questions at this time.  Please press star, one, on your touchtone phone at this time.  If at any point your question is answered, you may remove yourself from queue by pressing the pound key.  Questions will be taken in the order they are received and we do ask that while you pose your question, that you please pick up your handset to provide optimum sound quality.  With those instructions in mind, if you do have a question, please press star, one, on your touchtone telephone at this time.

Our first question is coming from Jerry Herman of Legg Mason <Company:  Legg Mason, Inc.; Ticker: LM; URL: www.leggmason.com/ >.

JERRY HERMAN, LEGG MASON:  Thanks.  Good afternoon everybody.  Maybe I'll start big and then drill down a little bit.  John, with regard to the budgetary issues, is there any way for you to tell at this juncture if you're getting any help from NCLB?

JOHN HICKEY:  Jerry, good question.  I think it's a little bit early for us to really see whether we're getting any dramatic increase from NCLB.  Certainly we would hope that that could start filtering down a bit, but you know, from our way of looking at it, it's not significant at this point.

JERRY HERMAN:  OK.  And then you guys talked about the installation of Renaissance Place in at least 10,000 schools by year-end.  This might be nitpicky, last quarter you actually said up to 10,000.  Is that, I mean, are we splitting hairs here?  I mean, does that represent an increase or did you just happen to word the press release differently?

STEVE SCHMIDT, EXECUTIVE VICE-PRESIDENT, RENAISSANCE LEARNING:  Jerry, this is Steve.  I think it's just the wording this time.  Our objective hasn’t changed since we said it in the first quarter call.

JERRY HERMAN:  OK.  And based on the seasonality of the business, the achievement of 65 percent of that goal, we're looking at some of the historical seasonal stuff, but is that in line with what you would expect it to be at this juncture through the year?

STEVE SCHMIDT:  Jerry, well I would say the answer would be yes, I think you'll see a bigger, traditionally or historically you would see in the third quarter, as it approaches the beginning of the school year, most of those adoptions going in in the third quarter and then it would lag, of course in the fourth quarter.  Remember Jerry that we're 65 percent of the way there from the time Renaissance Place was introduced.

JERRY HERMAN:  OK.

STEVE SCHMIDT:  For what we were expecting this year, we're very much on track.

JERRY HERMAN:  OK.  I understand.  OK.  And then how about, I know you guys have thought about generating a metric of this sort, but can you help us at all with regard to the progress in up selling existing clients or the average, you know, sort of revenue generation with Renaissance Place per customer?

MARY MINCH:  Jerry, we can't at this time.  Obviously there is up selling going on, but because of the variety of customers and the types of installations, some being initially just one building, others being larger, that metric wouldn’t be very meaningful at this time.

JERRY HERMAN:  OK, and then just maybe two other quick ones if I might.  Mary, you mentioned, you gave an explanation of deferred revenue.  Could you either do that again and maybe add some additional color?  I'm particularly interested in the fact that it was flat sequentially.

MARY MINCH:  Sure.  We were actually up in Renaissance Place subscriptions and some of our service revenues that go along with it, hosting, etcetera, by about a million dollars, which we would have expected and we're glad to see.  There was just some timing offsets in terms of delivering some professional development services that were under contract happened to happen during the same quarter that offset that, so flat overall, but up nicely where we would like to see it be up.

JERRY HERMAN:  OK.  And then, the last question; I will turn it over.  Selling and marketing was down, which I guess surprised us as you continue to sort of build out the selling function.  Is that, I mean, that's not commission related, is it?

MARY MINCH:  No, we are down a few salespeople compared to where we were last year with really the expectation that AlphaSmart folks were going to be coming on board, we'd be aligning those sales groups and obviously the AlphaSmart sales expenses are very minimal in this period since that just happened June 27th, this merger.

JERRY HERMAN:  OK great.  I'll turn it over.  Thanks.

OPERATOR:  Thank you.  Our next question is coming from Mark Degeanhart of Oppenheimer Capital <Company:  Oppenheimer Funds; Ticker: OMS; URL: http://www.oppenheimerfunds.com >.

MARK DEGEANHART, OPPENHEIMER CAPITAL:  Hey guys, I have a few questions.  Mary, you said gross profit margins were down, I think roughly 2.8 percentage points, and you cited due to the contribution of AlphaSmart, but yet at a different point in the call it was mentioned that AlphaSmart was not significant in the quarter.  Can someone reconcile those two statements?

MARY MINCH:  Sure, I think you're talking about product margins being down 2.9 percent.  And although we didn't have a significant contribution from AlphaSmart during the quarter, remember that because of these purchase accounting rules, what we do sell for AlphaSmart has a very, very minimal profit margin because you need to write that inventory up to fair market value.  So it had a little bit more dramatic impact on the margin side.

MARK DEGEANHART:  OK.  This new SVP of Sales, I wasn't aware that there was an issue there.  What happened to the last person?  Why should we be excited about this new person?

JOHN HICKEY:  Our head of field sales had left probably somewhere close to five years ago – five months ago, sorry, and we've been recruiting for a higher level person which we have as a title as a Senior Vice-President with some national experience, and we were able to locate somebody who really brings us to another level, I think, of experience, and that person actually will relocate to an office that is currently in Dallas.  And so we're just excited about his experience; it is even beyond what we had previously.

MARK DEGEANHART:  Because why?

JOHN HICKEY:  Because he has much more of a breadth of success in field sales, where previously we had somebody who did not have national experience, who was essentially promoted from within the ranks and then became our Vice-President of Sales and that didn't work out.  So we felt we really needed to up the ante and bring in someone with higher qualifications and we were able to attract somebody with that success pattern.

MARK DEGEANHART:  OK.  And my last question, when speaking about budget issues, you talked about the National Governors Association and those comments didn't come across to me as being overwhelmingly positive.  They weren't real negative, but they were sort of neutral and I guess that you still see a little bit of a headwind out there.  Could you sort of compare/contrast your cautious optimism on the budgetary outlook versus, and I realize this is a totally different sector, but it seems as though money is being freed up for highway construction pretty readily, so why for that industry but not for the education market?  And I realize there's differences and different funding sources, but I guess why are you not more optimistic about the budgetary outlook.

STEVE SCHMIDT:  I think, Mark this is Steve.  I think states still have their challenges.  I do believe, as John mentioned, that things have stabilized in some respects are perhaps getting a little bit better, but we're a long ways away from states having the fiscal ability to fund schools at the level that they would like to or that they had been say several years ago.  I don't think any of us here can speak to why states are spending money on highways or not.  All we know is that we're not seeing significant increases in funding being made available to schools.  Schools are still very much struggling with budget issues.

MARK DEGEANHART:  OK.  Thank you.

OPERATOR:  Thank you.  Our next question is coming from Kirstin Edwards of Think Equity Partners <Company:  ThinkEquity Partners; URL: http://www.thinkequity.com >.

KIRSTIN EDWARDS, THINK EQUITY PARTNERS:  Hi guys, good afternoon.  I was wondering, could you comment on whether this year you saw any change in the schools' buying patterns, say at the end of the school year when they have some use-it-or-lose-it dollars, if that was, you know, up versus last year or flat?

MARY MINCH:  And certainly we always see a little bit of activity there, but really nothing dramatically different than we've seen in the past, so I wouldn't attribute anything dramatic to this year versus any other year.

KIRSTIN EDWARDS:  OK, great.  And then, have you seen, you know, over the past year, any significant change in your typical point of sale?

STEVE SCHMIDT:  Certainly as we have approached more and more districts, the pattern tends to be a little bit longer as far as how it spreads out.  Certainly with Renaissance Place, because you're affecting multiple buildings rather than a single building, it tends to be larger as well, so the two combinations of the larger opportunity or a larger quote versus smaller quotes in larger number, but I think it has shifted in this last year as we move people to Renaissance Place.

KIRSTIN EDWARDS:  OK, great.  And do you think that's a result of you offering Renaissance Place, it’s a different product that fits the district buyer better, or is it something that's happening in the market that more dollars are being spent at the district level?

JOHN HICKEY:  Well I think there is more consolidation at the district level and that trend has been going on for a couple of years, and certainly the shift to Renaissance Place is helping that shift to be moved up to the district so that you are having a platform that serves the entire district rather than just an individual building.  And also you certainly would see a pattern of that going closer into the third quarter as you get into the months of July and August as it relates to the annual subscription occurring closer to the start of the school year.

KIRSTIN EDWARDS:  OK, great.  And have you seen any acceleration in that shift toward the district point of sales or a pretty slow and steady pace over the past couple of years?

JOHN HICKEY:  I think that's a very good question.  I think there has been some hesitance in acceleration, I think, given the budget constraints and so on it had been more gradual than, you know, dramatic.

KIRSTIN EDWARDS:  OK, great.  And one last, final question, have you guys announced whether you will be ready with offering, you know, AlphaSmart devices already loaded with, say, Accelerated Reader software for this back to school year season.

JOHN HICKEY:  No we have not announced the products or the solutions that will actually run on the AlphaSmart units.  We haven't made any announcement in that respect.  We certainly are looking at various products.  You mentioned the Accelerated Reader, that is probably unlikely that that will run on that platform.  Keep in mind the acquisition with AlphaSmart primarily is in the Accelerated Writing and in that area, the Writing Suite of products, keyboarding, those kinds of things.

KIRSTIN EDWARDS:  OK, great.  And you haven't mentioned anything in terms of timing for those products being loaded on AlphaSmart?

JOHN HICKEY:  No, we have not.

KIRSTIN EDWARDS:  OK, great.  Thank you.

OPERATOR:  Thank you.  Once again, the floor is open for questions.  If you have a question, please press star, one, on your touchtone telephone at this time.

We have a follow-up question coming from Jerry Herman of Legg Mason.

JERRY HERMAN:  Thanks again everybody.  The Classroom Response product, the interactive wireless product, is that AlphaSmart technology?

JOHN HICKEY:  Well not, I would say no it isn't, but it uses some of their, let's say, technology, so it does bring certain things together.  But primarily it was a separate design product, so regardless of the acquisition.

JERRY HERMAN:  So it's an entirely separate device?

JOHN HICKEY:  Yes.  It's a hand-held device that you hold in your hand, versus the AlphaSmart unit is a more computer companion that would be like a keyboard and a screen that you would see traditionally put on the desk or put on your lap.

JERRY HERMAN:  OK, interesting.  OK.  Have you guys seen any impact from Texas?  I know that there's been talk of budgetary freezes in Texas.  Are you feeling any ill effects from that at all?

JOHN HICKEY:  Not that I'm aware of, Jerry.  Actually Texas is looking OK, at least it looked fine in the quarter, is in line with what we would have expected.

JERRY HERMAN:  OK.

JOHN HICKEY:  Actually looked a little up, to be honest Jerry.

JERRY HERMAN:  OK, great.  And the salesperson count, now that the dust has sort of settled with the AlphaSmart integration?

JOHN HICKEY:  I think we're fine there, I mean, combined with the AlphaSmart together with some new additions that we had, we're pretty close to having 40 full-time people we've added in the field sales area, and we'll be adding some additional staff and some part-time staff as well, so I think we're well situated where we are now.

JERRY HERMAN:  John, you mentioned some of the savings associated with AlphaSmart, the $2 million, even though there might be some front-loaded costs near term.  Could you maybe just comment on the performance of that business more recently?

MARY MINCH:  This is Mary, Jerry.  Obviously we knew what AlphaSmart's trends were last year; they were about $35 million in overall revenue.  First quarter came out about where we expected them to be.  The business has been improving along with some of our business, so going forward, we expect good things for them, of course, and as we integrate the solutions going forward, we expect to see some of those synergies and other things that we talked about kick in.

JERRY HERMAN:  OK, great.  And last question, at the end of the year and I think again in the fourth – I’m sorry the first quarter, you, I mean you really didn't talk too much about guidance, but you did say you expect to achieve low to mid single-digit revenue and earnings growth for the year, as I understood.  Would you care to update that guidance, or back off that statement or make some commentary?

STEVE SCHMIDT:  Well, Jerry, this is Steve.  Any statement that we made would have been really early and of course the AlphaSmart acquisition has changed a lot of that.  The timing of the AlphaSmart acquisition, the fact that that revenue is going to help the revenue line, we'll have to work a little harder at the earnings line, so we expect them to help us there as well.  So I think the dynamics have changed.  We're not saying we're not going to achieve those kinds of growth rates, but I think that the whole landscape changed when we announced AlphaSmart.

MARY MINCH:  And actually, Jerry, just to be clear, I think you're referencing a year ago guidance.  I'm not sure that we provided that guidance this year.

JERRY HERMAN:  OK, then, that's what my records indicate, but that could very well be the case.  Thanks very much.

OPERATOR:  Thank you.  We have a follow-up question coming from Kirstin Edwards of Think Equity Partners.

KIRSTIN EDWARDS:  Hi, thanks.  I was wondering if you could tell us if you feel that the EETT Federal Technology Funding, as that's moving through Congress, originally it was, in Bush's proposal it was erased and then it's been, you know, put back in some proposals in the Senate.  Is that something that you think, you know, affects the funding environment for your company specifically, and if not, why not?

JOHN HICKEY:  It does have some effect, Kirstin.  I think AlphaSmart has enjoyed some of those funds and we, perhaps on a lesser scale, so we're certainly hoping that it survives.  I don't think we're reliant on it, per se, but it is a good source of funds that some of our school customers use to buy solutions from us.

KIRSTIN EDWARDS:  So does that tend to be used more for hardware than software?  Is that why you mentioned AlphaSmart in the place of Renaissance?

STEVE SCHMIDT:  Yes, that's right.

JOHN HICKEY: We do also have a classroom scanner and of course going forward, our classroom responder that is used in our Classroom Response System is a hardware device.

KIRSTIN EDWARDS:  OK, great.  Thank you.

OPERATOR:  Thank you.  At this time, there are no further questions.  I would like to turn the floor back over to management for any closing remarks.

JOHN HICKEY:  Well we continue to be very encouraged by our improving trends and about the long-term growth prospects of the company.  We believe that our 2005 initiatives and the exciting new product offerings that we recently announced will help propel us toward renewed growth going forward.  Thank you for joining us and we look forward to talking with you again in October.

OPERATOR:  Thank you.  This does conclude today's teleconference.  You may disconnect you lines at this time and have a wonderful day.

END